FORM 10-Q

Exhibit 10.1


                   CONE MILLS CORPORATION
            AMENDED AND RESTATED 1992 STOCK PLAN
               ARTICLE I - GENERAL PROVISIONS


1.   PURPOSE

     This Amended and Restated 1992 Stock Plan (the "Plan") is intended as an incentive to encourage certain officers and other key management employees of Cone Mills Corporation (the "Corporation") and its subsidiaries to acquire, or increase, a proprietary interest in the Corporation and to encourage them to remain in the employ of the Corporation or a subsidiary of the Corporation. The Plan authorizes the grant of stock options, restricted stock, and performance shares.

     Stock options ("Options") granted pursuant to Article II, paragraph 1 of the Plan are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, and, therefore, Article II, paragraph 1 of this Plan and the Options granted thereunder shall be construed and interpreted so as to comply with the requirements of that section and of any regulations issued thereunder. Options granted pursuant to Article II, paragraph 2 of the Plan are not intended to qualify as Incentive Stock Options.

2.   ADMINISTRATION

     The Plan shall be administered by a Stock Committee appointed by the Board of Directors of the Corporation (the "Committee"). The Committee shall consist of not less than two members of the Corporation's Board of Directors all of whom are disinterested persons within the meaning of Rule 16b-3 of the Rules under the Securities Exchange Act of 1934, as amended, and outside directors within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors.




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FORM 10-Q

Exhibit 10.1   (continued)


     The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. Acts by a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it.

     The interpretation and construction by the Committee of any provision of the Plan or any option or stock granted under it shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

3.   SHARES SUBJECT TO PLAN

     Shares of the Corporation's common stock, par value $.10 per share ("Common Stock"), will be subject to Options and stock granted under the Plan. Shares deliverable under the Plan will be shares of the Corporation's authorized but unissued Common Stock. Shares deliverable upon exercise of Options granted under the Plan will be issued or transferred on the date that payment in full for such shares is made.

     The number of shares that may be granted as Restricted Stock or Performance Shares (as defined in Articles III and IV, respectively) or may be purchased upon the exercise of Options granted under the Plan shall not exceed in the aggregate 2,000,000 shares of Common Stock and no individual Grantee may receive grants of shares or Options to purchase shares exceeding in the aggregate more than 200,000 under the Plan, subject, in both cases, to adjustment as provided in Section 6 of this Article I.

     In the event that any outstanding Option for any reason expires or is terminated, any Restricted Stock is forfeited, or any grant of Performance Shares lapses, the shares of Common Stock allocable to the unexercised portion of such Option, or the forfeited or lapsed stock may again be subject to an Option or grant under the Plan.

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FORM 10-Q

Exhibit 10.1   (continued)


4.   ELIGIBILITY

     Options or shares may be granted under the Plan to such key management employees (including officers, whether or not they are directors) of the Corporation or any of its subsidiaries as the Committee shall select from time to time. No Option or stock grant, however, may be granted under the Plan to any person who is then a member of the Committee.

5.   GRANTING OF OPTIONS, RESTRICTED STOCK, AND PERFORMANCE
     SHARES

     The Committee may grant Options, Restricted Stock or Performance Shares from time to time to such eligible employees of the Corporation or any of its subsidiaries as it shall determine ("Grantees"). Each Option shall be granted pursuant to Article II.A of the Plan, in which case it will be designated an Incentive Stock Option, or pursuant to Article III.B of the Plan, in which case it will be designated a Nonqualified Option. Restricted Stock and Performance Shares shall be granted under Articles III and IV, respectively. More than one Option or stock grant may be granted to the same Grantee.

     The date of valid action by the Committee approving the granting of an Option, Restricted Stock or Performance
     Shares, as the case may be, shall be considered as the date on which such grant was made.

6.   MERGER, CONSOLIDATION OR SALE OF ASSETS; RECAPITALIZATION

     If the Corporation shall be a party to any merger or consolidation in which it is not the surviving corporation or pursuant to which the shareholders of the Corporation exchange their Common Stock, or if the Corporation shall dissolve or liquidate or sell all or substantially all of its assets, all Options, invested Restricted Stock and unearned Performance Shares outstanding under this Plan shall terminate on the effective date of such merger, consolidation, dissolution, liquidation or sale; provided, however, that, prior to such effective date, the Committee, in its discretion, may accelerate the time at which any outstanding Option may be exercised or any stock restrictions lapse, waive any performance criteria,

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FORM 10-Q

Exhibit 10.1   (continued)


     authorize a payment to each Grantee that approximates the economic benefit that he would realize if his Option were exercised or his stock vested immediately before such effective date, authorize a payment in such other amount as it deems appropriate to compensate each Grantee for the termination of his Option or his stock grant, or arrange for the granting of a substitute Option or stock grant to each Grantee.

     Subject to any required action by the shareholders of the Corporation, the number of shares of Common Stock covered by each outstanding Option or stock grant, and, in the case of Options, the option price per share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

     In the event of a change in the Common Stock of the Corporation as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

     The grant of stock or an Option under the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure.

7.   RIGHTS AS A SHAREHOLDER

     A Grantee, or a permitted transferee, of an Option or Performance Shares shall have no rights as a shareholder with respect to any shares issuable or deliverable pursuant to this Plan until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the

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FORM 10-Q

Exhibit 10.1   (continued)


     record date is prior to the date such stock certificate is issued, except as provided in Section 7 above. Separate stock certificates shall be issued for shares purchased upon exercise of an Incentive Stock Option and for shares purchased upon exercise of a Nonqualified Option, even if such shares are purchased at or about the same time.

8.   COMPLIANCE WITH SECURITIES LAWS

     The Options granted under the Plan and the shares issuable pursuant to the Plan may, at the option of the Corporation, be registered under applicable federal and state securities laws, but the Corporation shall have no obligation to undertake such registrations and may, in lieu thereof, issue Options and shares hereunder only pursuant to applicable exemptions from such registrations. In the event that no such registrations are undertaken, Options and shares will be granted only to persons who qualify to receive such Options or shares, and in the case of Options, the underlying shares upon exercise thereof, in accordance with the exemptions from registration on which the Corporation relies. In connection with the granting of any Option or the issuance of any shares, the Committee may require appropriate representations from the Grantee and take such other action as the Committee deems necessary to assure compliance with such exemptions from registration, including but not limited to placing restrictive legends on certificates evidencing such shares and delivering stop transfer instructions to the Corporation's transfer agent. Notwithstanding any other provision of the Plan, no shares will be issued pursuant to this Plan unless said shares have been registered under all applicable federal and state securities laws or unless, in the opinion of counsel satisfactory to the Corporation, exemptions from such registrations are available.

9.   WITHHOLDING FOR TAXES

     No Grantee shall be entitled to issuance of a stock certificate evidencing Performance Shares or shares purchased by him upon exercise of a Nonqualified Option or delivery of Restricted Stock held by the Secretary until he has paid, or made arrangements for payment, to


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FORM 10-Q

Exhibit 10.1   (continued)

     the Corporation of an amount equal to the income and other taxes that the Corporation is required to withhold from the Grantee as a result of the vesting of his Restricted Stock or Performance Shares or his exercise of the Nonqualified Option. In addition, such amounts as the Corporation is required to withhold by reason of any tax reimbursement payments made pursuant to Section 1 of
     Article III shall be deducted from such payments.

10.  OTHER PROVISIONS

     The option agreements and stock grant agreements authorized under the Plan shall contain such other provisions not inconsistent with the Plan as the Committee may in its discretion deem advisable from time to time, including, without limitation, conditions precedent to the exercise of the option or the vesting of shares covered by any agreement, which conditions may include the satisfaction of specified performance criteria by the Corporation or the Grantee. If, at the time any Option under the Plan is exercised or stock is issued under the Plan, all or substantially all of the shares of Common Stock then owned by employees of the Corporation are subject to a shareholders' agreement by which the transfer of such shares is restricted and/or a voting agreement pursuant to which such shares will be voted as provided therein, then all shares of Common Stock issued pursuant to a Restricted Stock grant or upon vesting of Performance Shares or exercise of an Option shall be subject to the terms and provisions of such shareholders' agreement and/or voting agreement.

11.  TERM OF PLAN

     Options and stock may be granted under the Plan from time to time for a period of ten years from and after March
     17, 1992, the date of adoption of the Plan by the Board of Directors.

12.  INDEMNIFICATION

     Members or former members of the Committee shall be entitled to indemnification by the Corporation to the extent permitted by applicable law and by the Corporation's Articles of Incorporation or Bylaws with respect to any liability or expenses, including attorneys' fees, arising out of such person's activities as a Committee member.
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FORM 10-Q

Exhibit 10.1   (continued)


13.  AMENDMENT OF THE PLAN

     The Board of Directors of the Corporation may, from time to time, with respect to any shares at the time not subject to Options or grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without the approval of the shareholders, no such revision or amendment shall increase the number of shares subject to the Plan (except to the extent permitted by Section 6 of this Article I) or expand the designation of the class of employees eligible to receive Options or grants.

14.  APPLICATION OF FUNDS

     The proceeds received by the Corporation of Common Stock from the sale of Common Stock pursuant to Options granted or Restricted Shares issued for cash consideration, if any, under the Plan will be used for general corporate purposes.

15.  NO OBLIGATION TO EXERCISE OPTION

     The granting of an Option shall impose no obligation upon the Grantee to exercise such Option.

16.  SURRENDER OF OPTIONS AND GRANTS

     Subject to the terms and conditions and within the limitations of the Plan, as now existing or hereafter amended, the Committee may accept the surrender of Options, Performance Shares, or Restricted Stock granted under the Plan (to the extent not theretofore exercised or vested) and authorize the granting of new Options and substitutions thereof (to the extent not theretofore exercised or vested).

17.  PERFORMANCE CRITERIA

     The Committee may, in its discretion, establish achievement of specified performance criteria as a condition to the vesting of any Option or Performance
     Shares hereunder or the lapse of any risk of forfeiture of Restricted Stock from among the following:



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FORM 10-Q

Exhibit 10.1   (continued)



     (a) "Return on capital employed" means corporate consolidated operating earnings of the Company before interest and taxes adjusted for any discount on sale of accounts receivable and adjusted for equity in earnings or losses of Unconsolidated Affiliates divided by average Net Current Cost Investment. Net Current Cost Investment is defined as the current cost of total assets less non-interest bearing liabilities.

     (b) "divisional return on capital employed" means operating earnings of the division or other operating unit, and allocated operating earnings of Unconsolidated Affiliates divided by current cost of assets of, or allocated to, the division or operating unit, including current cost of assets of Unconsolidated Affiliates allocated to the respective division or operating unit.

     (c) "Earnings per share" means consolidated net income of the Company for a fiscal year less dividends on Class A Preferred Stock, divided by the weighted average common shares and common shares equivalents outstanding on a fully diluted basis.

     (d) "Return on equity" means consolidated net income of the Company divided by average shareholders' equity.

     (e) "Divisional Return on Net Assets" means operating earnings of the division or other operating unit, including allocated earnings of Unconsolidated Affiliates, divided by current cost assets net of non-interest bearing liabilities of, or allocated to, the division or operating unit, including current cost of assets net of non-interest bearing liabilities of Unconsolidated Affiliates allocated to the respective division or operating unit.

     "Unconsolidated Affiliates" is as defined by generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and
     Financial Accounting Standards Board, consistently applied.


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FORM 10-Q

Exhibit 10.1   (continued)


     Any extraordinary accounting item, accounting for discontinued operations, and the cumulative effect of accounting change that have the effect of reducing consolidated operating earnings for "return on capital employed" or consolidated net income for "earnings per share" or "return on equity" shall be excluded in determining operating earnings or net income unless the Committee, in its absolute discretion, determines to include such items in the aggregate or separately.


ARTICLE II - STOCK OPTIONS

1.   INCENTIVE STOCK OPTIONS

     Options granted pursuant to this Article II shall constitute Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, and shall be designated as such by the Committee at the time of the grant. Such Options shall be subject to the terms, conditions and limitations set forth in Article I above and Article II, paragraph 3, and to the following additional limitation: The aggregate fair market value (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under Article II of this Plan and all other Incentive Stock Option Plans of the Corporation and its parent and subsidiary corporations) shall not exceed $100,000.

2.   NONQUALIFIED OPTIONS

     Options granted pursuant to this Article II.2 shall constitute Nonqualified Options and shall be designated as such by the Committee at the time of the grant. Such Options shall be subject to the terms, conditions and limitations set forth in Article I above and Article II, paragraph 3, and, in addition, to the following additional terms:

     (a)  Tax Reimbursement

          In view of the federal and state income tax savings expected to be realized by the Corporation upon exercise of a Nonqualified Option granted pursuant

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FORM 10-Q

Exhibit 10.1   (continued)


          to Article III of the Plan, the Committee may, in its discretion, grant Nonqualified Options the terms of which provide that, upon exercise, the Corporation will pay to the Grantee (or his personal representatives or heirs) an amount in cash equal to the amount of tax benefit, to the extent such tax benefit is, or is expected to be, realized by the Corporation through the utilization of deductions claimed for income tax purposes as a result of the exercise of a Nonqualified Option and any cash reimbursement payment hereunder. Any tax reimbursement payment authorized by the Committee shall be made on or before the last day of the calendar year in which taxable income is recognized by a Grantee under Section 83 of the Internal Revenue Code.

          [No person subject to the operation of Section 16(b) of the Securities Exchange Act of 1934, as amended, shall be entitled to any tax reimbursement payment authorized by the Committee pursuant to this Section 1, except with respect to Nonqualified Options that are exercised during the period beginning on the third business day and ending on the twelfth business day following release of quarterly and annual summary statements of sales and earnings of the Corporation or any successor to the Corporation which assumes the obligations of the Corporation hereunder.]


     (b)  Modification, Extension and Renewal of Options

          Subject to the terms and conditions and within the limitations of the Plan, as now existing or hereafter amended, the Committee may modify, extend or renew outstanding Nonqualified Options granted pursuant to the Plan. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Grantee, alter or impair any rights or obligations under any Option theretofore granted.





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FORM 10-Q

Exhibit 10.1   (continued)

3.   TERMS AND CONDITIONS OF OPTIONS

     Options granted under the Plan shall be evidenced by agreements in such form as the Committee may from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

     (a)  Number of Shares; Designation

          Each Option shall state the number of shares to which it pertains and whether it is an Incentive
          Stock Option or a Nonqualified Option.

     (b)  Option Price

          Each Option shall state the option price, which shall be not less than 100% of the fair market value per share of the Common Stock of the Corporation on the date the Option is granted and, in the case of a Major Shareholder (as hereinafter defined), not less than 110% of the fair market value per share on the date the Option is granted. Subject to the foregoing, the Committee shall have full authority and discretion in fixing the option price. For purposes of the Plan, the fair market value per share of the Common Stock of the Corporation on any day shall mean (i) if the Common Stock is listed on any national securities exchange or on the NASDAQ National Market System, the last reported sale price on the composite tape or, if no sale takes place on any day, the average of the reported closing bid and asked prices on that day, or (ii) if the Common Stock is not listed on a national securities exchange or on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market, as furnished by the National Association of Securities Dealers, Inc., or (iii) if none of the prices described above is available, the fair market value per share of the Common Stock as most recently determined by an independent appraiser selected by the Board of Directors. "Major Shareholder" shall mean any person who, immediately before an Option is granted to him under the Plan, owns stock possessing more than 10% of the total combined voting power of all classes of stock of either the Corporation or any parent or subsidiary corporation of the Corporation.
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FORM 10-Q

Exhibit 10.1   (continued)


     (c)  Exercise of Options

          Options granted under the Plan may be exercised by the Grantee's delivery to the Corporation of written notice, which notice shall specify the number of shares to be purchased. The date of actual receipt by the Corporation of such notice shall be deemed the date of exercise of the Option.

          If the Grantee makes full payment for option shares in cash or by check, such full payment shall accompany the notice of exercise of the Option. If the Grantee makes payment for option shares, in whole or in part, by delivery of Common Stock, as provided in Section 6(d) of this Article I, he shall deliver with the notice of exercise the duly endorsed certificates evidencing such delivered shares. Upon receipt of such notice and certificates, the Corporation shall thereupon determine the fair market value of the delivered shares, as provided in Section 6(d). If the fair market value of such delivered shares is equal to the option price for the option shares, payment in full shall be deemed to have been made. If the fair market value of such delivered shares is less than the option price for the option shares, the Corporation shall promptly advise the Grantee of the balance due on the option price, which amount shall then be promptly paid by the Grantee. If the fair market value of such delivered shares is greater than the option price for the option shares, the Corporation shall promptly return to the Grantee a certificate (which may be a certificate delivered by the Grantee or, if necessary, a new certificate) evidencing the smallest whole number of delivered shares which is sufficient to reduce the fair market value of the remaining delivered shares to an amount equal to or less than the option price of the option shares. Such returned certificate shall be accompanied by a statement of the balance due, if any, on the option price, which amount shall then be promptly paid by the Grantee. No Grantee shall be entitled to issuance of a certificate evidencing option shares until payment in full for such shares has been made as provided in this Section 6(c).

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FORM 10-Q

Exhibit 10.1   (continued)



          Except as otherwise provided in this Article I, or in the applicable option agreement, each Option shall be for a term of ten years and shall be exercisable in cumulative installments as follows:

               (i) up to 20% of the total shares subject to the Option at any time after the date of grant and prior to termination of the Option;

               (ii) up to 40% of the total shares subject to
                    the Option (less any shares previously
                    purchased pursuant to the Option) at any time after 12 months from the date of grant and prior to termination of the Option;

              (iii) up to 60% of the total shares subject to
                    the Option (less any shares previously
                    purchased pursuant to the Option) at any time after 24 months from the date of grant and prior to termination of the Option;

               (iv) up to 80% of the total shares subject to
                    the Option (less any shares previously
                    purchased pursuant to the Option) at any time after 36 months from the date of grant and prior to termination of the Option;

               (v) up to 100% of the total shares subject to the Option (less any shares previously purchased pursuant to the Option) at any time after 48 months from the date of grant and prior to termination of the Option; provided, however, that not less than one hundred shares may be purchased at any one time unless the number purchased is the total number that may be purchased under the Option at that time. The Committee may, in its discretion, grant Options that are exercisable in amounts and at times other than those set


                           Page 46
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FORM 10-Q

Exhibit 10.1   (continued)



                    forth above in this Section 6(c);
                    provided, however, that each Option shall be subject to the limitations on exercise contained in Section 6(f) below, and no Option shall be exercisable after the expiration of ten years from the date it is granted. In addition, the Committee may, in its discretion, accelerate the time at which any outstanding Option may be exercised. Notwithstanding any other provision of this Section 6(c), any Option granted to a Major Shareholder shall provide that it is not exercisable after the expiration of five years from the date of grant.

     (d)  Medium of Payment

          The option price may be paid in cash or by check or, at the election of the Grantee and with the prior consent of the Committee, it may be paid in whole or in part by delivery to the Corporation of duly endorsed certificates evidencing shares of Common Stock. If a Grantee elects to make payment for option shares by delivery of shares of Common Stock, the fair market value of such delivered shares, on the date of delivery to the Corporation, shall be applied to the option price, as provided in Section 6(c) above.

     (e)  Transferability

          Options granted under the Plan shall not be transferable by the Grantee otherwise than by will or under the laws of descent and distribution.
          During the Grantee's lifetime, his Options shall be exercisable only by him.

     (f)  Termination of Employment; Death of Grantee

          Subject to the provisions of this Section 6(f) with respect to a Grantee's death or retirement from the employ of the Corporation or any of its subsidiaries, Options granted under the Plan may be


                           Page 47
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FORM 10-Q

Exhibit 10.1   (continued)


          exercised only while the Grantee is an employee of the Corporation or any of its subsidiaries, except that the Grantee may exercise his Options prior to their expiration, in whole or in part, for a period of three months after a severance of his employment relationship with the Corporation or any of its subsidiaries, but only to the extent that such Options were exercisable on the date of such severance. Except as so exercised, such Options shall expire at the end of such three-month period. Whether authorized leave of absence or absence on military or government service shall constitute severance of the employment relationship shall be determined by the Committee at the time thereof. For purposes of the Plan, the date of severance of a Grantee's employment shall be determined by the Committee, which determination shall be final and conclusive.

          If a Grantee shall retire in good standing from the employ of the Corporation or any of its subsidiaries under the then established retirement policies of the Corporation, the Grantee shall have the right to exercise his Option, prior to its expiration, in whole or in part (regardless of the extent to which such Option was exercisable immediately prior to his retirement), for a period of three months from and after his retirement, and, except as so exercised, such Option shall expire at the end of such three-month period.

          If, before the date of expiration of his Options, a Grantee shall retire in good standing from the employ of the Corporation or any of its subsidiaries by reason of disability under the then established policies of the Corporation, the Grantee shall have the right to exercise his Options prior to their expiration, in whole or in part (regardless of the extent to which such Options were exercisable immediately prior to his retirement), for a period of one year from and after his retirement. Except as so exercised, such Options shall expire at the end of such one-year period.



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FORM 10-Q

Exhibit 10.1   (continued)



          In the event of the death of a Grantee while in the employ of the Corporation or any of its subsidiaries and before the date of expiration of his Options, his personal representatives, or any person or persons who shall have acquired his Options by bequest or inheritance from the Grantee, shall have the right to exercise the Grantee's Options prior to their expiration, in whole or in part (regardless of the extent to which such Options were exercisable immediately prior to the Grantee's death), for a period of one year from and after the Grantee's death. Except as so exercised, such Options shall expire at the end of such one-year period.


ARTICLE IV - RESTRICTED STOCK

1.   GRANT OF RESTRICTED STOCK

     The Committee may cause the Corporation to grant Restricted Stock to Grantees under the Plan in such amounts as the Committee, in its sole discretion, shall determine. Such shares of Restricted Stock may be issued either alone or in addition to other grants under the Plan.

2.   RESTRICTIONS AND CONDITIONS

     Restricted Stock granted under the Plan shall be evidenced by written agreements in such form as the Committee may from time to time approve. The restrictions and conditions imposed on Restricted Stock granted under the Plan, including the satisfaction of corporate or individual performance objectives, may differ from one grant to another as the Committee shall, in its discretion, determine as long as all grants satisfy the requirements of the Plan. The Committee shall have the discretion to determine that a grant may or may not require payment of cash consideration by the recipient.

FORM 10-Q

3.   DURATION OF GRANTS

     The restrictions and conditions imposed upon any Restricted Stock shall lapse, in whole or in part, as provided in the agreement pursuant to which the grant is made, but in no event later than ten years from the date of the grant.

4.   RESTRICTED STOCK CERTIFICATES

     Each certificate issued for shares of Restricted Stock shall be registered in the name of the Grantee and shall be deposited by him with the Corporation, to the attention of the Secretary, together with a stock power endorsed in blank. The shares shall be subject to such restrictions and conditions as may be imposed by the Committee at the time of making the Grant (the "restrictions and conditions"), which shall be referenced by a conspicuous legend on the reverse side of the stock certificate representing the shares, and Restricted Stock may not be transferred until all restrictions and conditions have lapsed.

5.   RIGHTS OF HOLDERS OF RESTRICTED STOCK

     Subject to the restrictions and conditions, the Grantee shall be the owner of the Restricted Stock and shall have all of the rights of a shareholder, including, but not limited to, the right to receive all dividends paid on the Restricted Stock and the right to vote the shares.
     In the event there is a change in the Common Stock as described in Section 7 of Article I, any shares or other securities issued with respect to shares subject to restrictions and conditions under the Plan shall be subject to the same restrictions and conditions, and the certificates therefor, together with a stock power endorsed in blank, shall be delivered to the Corporation, to the attention of the Secretary.

6.   DELIVERY OF RESTRICTED STOCK

     Following the lapse of the restrictions and conditions imposed on any Restricted Stock, the certificate or certificates evidencing such shares shall be reissued by the Corporation in the name of the Grantee without a

FORM 10-Q
     legend (except to the extent that a legend may be necessary for compliance with applicable securities laws) and shall be delivered to the Grantee. The delivery of Restricted Stock under the Plan shall be subject to the withholding requirements as set forth in Section 10 of
     Article I.


ARTICLE IV - PERFORMANCE SHARES

1.   GRANT OF PERFORMANCE SHARES

     The Committee may cause the Corporation to grant Performance Shares to Grantees under the Plan in such amounts as the Committee, in its sole discretion, shall determine. Such Performance Shares may be issued either alone or in addition to other grants under the Plan.
     Each Performance Share grant shall confer upon the Grantee the right to receive a specified number of shares of Common Stock contingent upon the achievement of specified corporate or individual performance objectives within a specified period.

2.   TERMS AND CONDITIONS

     Performance Shares granted under the Plan shall be evidenced by written agreements in such form as the Committee may from time to time approve. The Committee shall specify the performance objectives and the period of duration of the Performance Shares grant at the time granted. Any Performance Shares granted under this Plan shall constitute an unfunded promise to issue shares of Common Stock to the Grantee in the future upon the completion of specified conditions. No Grantee shall be deemed to be a holder of any shares subject to a Performance Shares grant unless and until a stock certificate or certificates for such are issued to such Grantee under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date stock certificates are issued pursuant to any Performance Shares Grant, except as provided in Section
     7 of Article I. The settlement of any Performance Shares Grant shall be subject to the withholding requirement as set forth in Section 10 of Article I.

FORM 10-Q

3.   CASH IN LIEU OF STOCK

     In lieu of some or all of the shares earned by achievement of the specified performance objectives within the specified period, the Committee may distribute cash in an amount equal to the fair market value of the stock at the time that the performance objective is achieved within the specified period multiplied by the number of Performance Shares.

4.   PERFORMANCE OBJECTIVE PERIOD

     The duration of the period within which to achieve the performance objectives is to be determined by the Committee, but in no event shall the duration be later than ten years from the date of the grant.